UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 26, 2018 (December 20, 2018)

EXTRACTION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37907	46-1473923
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 5300 Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (720) 557-8300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.
Borrowing Base Increase

On December 20, 2018 (the “Effective Date”), Extraction Oil & Gas, Inc. (the “Company”) entered into that certain Borrowing Base Increase Agreement (the “Agreement”) which increased the borrowing base under that certain Amended and Restated Credit Agreement, dated August 16, 2017 (as amended and modified, the “Credit Agreement”), among the Company, as borrower, certain subsidiaries of the Company (the “Guarantors”), the lenders party thereto (the “Lenders”) and Wells Fargo Bank, National Association, as administrative agent for the Lenders and as issuing lender.

The Agreement, among other things, provides for an increase of the borrowing base under the Credit Agreement, as of the Effective Date, to $1.2 billion. The Agreement also contains customary representations, warranties and agreements by each of the Company and each Guarantor. The amount of the Lenders’ commitments under the Credit Agreement did not change and remains $650 million.

The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 2.03 Creation of a Direct Financial Obligation
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Description

10.1
Borrowing Base Increase Agreement, dated as of December 20, 2018, among Extraction Oil & Gas, Inc., as borrower, certain subsidiaries of Extraction Oil & Gas, Inc., as guarantors, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXTRACTION OIL & GAS, INC.

	By:	/s/ Russell T. Kelley, Jr.
	Name:	Russell T. Kelley, Jr.
	Title:	Chief Financial Officer
Dated: December 26, 2018